Exhibit 99.(2)(k)(5)

MANAGEMENT FEE WAIVER AGREEMENT

MANAGEMENT FEE WAIVER AGREEMENT, effective as of [___________], 2026, by and between Schroder Investment Management North America Inc. (the “Adviser”) and Schroders Capital Private Opportunities Fund (the “Trust”) (the “Agreement”), on behalf of the series of the Trust set forth in Schedule A attached hereto (the “Funds”).

WHEREAS, the Trust is a Delaware statutory trust organized under an Agreement and Declaration of Trust, dated December 4, 2013 (the “Declaration of Trust”), and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management company of the series type, and the Funds are each a series of the Trust;

WHEREAS, the Trust and the Adviser entered into an Investment Advisory Agreement effective as of [________], 2026 (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Funds for compensation based on the value of the average daily net assets of the Funds;

WHEREAS, the Trust and the Adviser desire to enter into the arrangements described herein relating to the management fee;

NOW THEREFORE, the parties hereto agree as follows:

1.            The Adviser hereby agrees to waive 0.5% of its management fee (the “Fee Waiver”) and, after giving effect to the Fee Waiver, accept a new management fee equal to an annual rate of 1.0% of the Fund’s average monthly net assets for the Effective Period (as defined below).

2.            The Fee Waiver shall become effective on the date hereof and shall continue through to July 31, 2027.

3.            The Fee Waiver described in Section 1 above is irrevocable and not subject to any recoupment by SIMNA.

4.            The Adviser acknowledges that the Fund will rely on this Agreement (i) in preparing and filing amendments to the registration statement for the Fund on Form N-2 with the U.S. Securities and Exchange Commission, (ii) in accruing the Fund's expenses for purposes of calculating its net asset value per share and (iii) for certain other purposes and expressly permits the Fund to do so.

5.            All other terms of the Advisory Agreement shall remain in full force and effect in accordance with the original terms of the Advisory Agreement.

6.            This Fee Waiver Agreement may be amended or terminated prior to July 31, 2027, by written agreement between the Adviser and the Trust upon the approval of such amendment or termination by the Fund's Board of Trustees.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written:

SCHRODERS CAPITAL PRIVATE OPPORTUNITIES FUND

Name:
Title:

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

Name:
Title:

Name:
Title: